Exhibit 99.1
FOR IMMEDIATE RELEASE
Sparton Corporation Receives an Extension of its’ Financing Facility
JACKSON, Mich. — Jan. 23, 2009 — Sparton Corporation (NYSE: SPA) today announced it has received an extension of its line of credit from National City Bank through May 1, 2009. As part of the agreement to extend the facility, the amount available under the facility was reduced $2,000,000 to $18,000,000.
“The extension of this credit facility is good news for us,” said Cary Wood, CEO. “While the amount available under the line was reduced, the extension of time under the agreement will provide some near term certainty while we search for alternative sources for a new expanded facility. Our objective is to expand the facility to provide the liquidity to fund the Company’s turn-around plan. We have hired an outside firm, NachmanHaysBrownstein, Inc., to assist us in obtaining that financing. They have a great deal of experience in searching for and obtaining financing for companies.”
About Sparton Corporation

Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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